AGL Resources Inc.
Exhibit 2 - Financings Consummated by Utilities Not Exempt Under Rule 52
For The Quarter Ended June 30, 2005
Unaudited
In Millions

	Atlanta Gas Light	Chattanooga Gas	Virginia Natural	Pivotal Utility	Virginia Gas
	Company	Company	Gas Company	Holdings, Inc.	Distribution

Utility Money Pool Payable (Receivable) as of 3/31/2005	$139	$(16)	$(90)	$62	$(0)
Additions/(Payments)	33	1	(16)	(5)	0
Utility Money Pool Payable (Receivable) as of 6/30/2005	$172	$(15)	$(106)	$57	$0

Borrowings from/(loans to) the Utility Money Pool are subject to the terms and conditions of the Utility Money Pool Agreement as revised.
(Exhibit 3.1, Amendment No. 2 to AGL Resources Inc. Form U-1 Application-Declaration, April 1, 2004, SEC File No. 70-10175)

Note: This schedule is provided pursuant to
requirements of SEC Release 35-27243 and is not a
consolidating financial statement.